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RIFKIN ACQUISITION PARTNERS COMMENCES TENDER OFFER AND CONSENT SOLICITATION AND
CHANGE OF CONTROL REPURCHASE OFFER FOR 11-1/8% SENIOR SUBORDINATED NOTES DUE
2006

ST. LOUIS, Sept. 20 -- Rifkin Acquisition Partners, LLC and Rifkin Acquisition Capital Corporation today announced the commencement of a cash tender offer to purchase any and all of the outstanding $125 million principal amount of their 11-1/8% Senior Subordinated Notes due 2006. In the alternative, Rifkin is offering to repurchase the Notes in a change of control repurchase offer required by the indenture for the Notes.

The terms and conditions of the tender offer and change of control repurchase offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated September 20, 1999, and related Consent and Letter of Transmittal. The tender offer and the change of control repurchase offer will expire at 12:00 midnight, New York City time, on October 18, 1999, unless extended.

In conjunction with the tender offer, Rifkin is soliciting consents to certain proposed amendments to the indenture governing the Notes that would eliminate substantially all of the restrictive covenants and would amend certain other provisions.

For holders who tender their Notes and give their consents prior to the consent payment deadline of 12:00 midnight, New York City time, on October 1, 1999, unless extended, the tender offer purchase price will include a consent payment of $30.00 per $1,000 principal amount of Notes. The total tender offer purchase price will be based on a fixed spread of 75 basis points (0.75%) over the yield on the second business day prior to the expiration date of the 4-1/2% U.S. Treasury Notes due January 31, 2001. The change of control repurchase price will be $1,010 per $1,000 principal amount of the Notes. The purchase prices for the offers will also include accrued and unpaid interest.

Adoption of the proposed amendments requires the consent of holders of not less than a majority in principal amount of the outstanding Notes. Closing of the tender offer is subject to the receipt of the consents of holders of not less than a majority in principal amount of the outstanding Notes and certain other conditions described in the Offer to Purchase and Consent Solicitation Statement. Holders who tender their Notes in the tender offer are required to consent to the proposed amendments.

On September 14, 1999, Charter Communications completed the acquisition of Rifkin, which was effected as a merger between Rifkin Acquisition Partners, L.L.L.P. and a new subsidiary of Charter formed solely for this purpose. As a result of this transaction, Rifkin has become a wholly owned subsidiary of Charter.

Banc of America Securities LLC is acting as the dealer manager and D.F. King & Co., Inc. is acting as information agent in connection with the tender offer and the change of control
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repurchase offer for the Notes. The depositary for the tender offer and the change of control repurchase offer is Banker's Trust Company. Copies of the Offer to Purchase and Consent Solicitation Statement and additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4807 (collect).

Charter is the fourth largest cable television system operator in the United States based on customers served, with approximately 6.2 million customers, after giving pro forma effect to Charter's pending acquisitions.

Rifkin owns and operates cable television systems serving approximately 460,000 customers in Miami Beach, Tennessee, Virginia, and West Virginia.